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UNIVERSAL DISPLAY CORPORATION NAMES ROSEMARIE B. GRECO TO ITS BOARD OF DIRECTORS

EWING, N.J.-March 5, 2015- Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, announced today that Rosemarie B. Greco has been named to the Company’s Board of Directors. Ms. Greco brings to Universal Display a wealth of experience in building and managing successful organizations, including demonstrated success in executive leadership, director-level governance, building high value partnerships, and advancing projects from vision to execution.

“Rosemarie is an accomplished corporate, civil and community leader, and we are extremely pleased to welcome her to our Board of Directors,” said Steven V. Abramson, President and Chief Executive Officer of Universal Display. “Her proven expertise and diverse experience will be a tremendous asset as Universal Display continues to grow and pursue new opportunities in the rapidly expanding OLED market. We look forward to working with Rosemarie as we create more value for our shareholders.”

Ms. Greco was the Chief Executive Officer and President of CoreStates Bank, N.A. and President of its parent corporation, CoreStates Financial Corp. In that role, Ms. Greco established the company as one of America’s most profitable and efficiently run banks. She was also instrumental in shaping CoreStates’ corporate philanthropy, service quality, and culture of employee empowerment and diversity. Prior to her tenure at CoreStates, Ms. Greco served as President and CEO of Fidelity Bank, as well as Chief Retail Officer and Director of First Fidelity Bancorporation.

In addition to her corporate experience, Ms. Greco has served in several civil and community leadership positions. She was named Executive Director in Pennsylvania Governor Edward G. Rendell’s Administration and became highly regarded for her ground-breaking work in health care. She advanced the needs of businesses and citizens as a member of several organizations within the State of Pennsylvania and the City of Philadelphia.

Ms. Greco is currently a Trustee of Pennsylvania Real Estate Investment Trust, Director of PECO and a Trustee of Exelon’s Charitable Foundation. Her current non-corporate positions include Immediate Past Chair of the Board of Overseers of the School of Nursing, University of Pennsylvania and Co-Chair of VISION 2020, a national campaign to make equality a national priority through shared leadership between women and men.

“I am proud to join Universal Display’s Board and be a part of an innovative company in an exciting growth industry,” said Ms. Greco. “OLED technology is just beginning to take off and has immense potential in a wide range of applications. I look forward to supporting Universal Display’s leadership in delivering cutting-edge UniversalPHOLED technology and materials to the market. I appreciate the opportunity to add my experience and expertise to an already talented Board of Directors.”

Ms. Greco is a Magna Cum Laude graduate of St. Joseph's University and has received Honorary Degrees from Temple, Cabrini, Albright and Thomas Jefferson Universities.

To see how Universal Display is changing the face of the display and lighting industries with its UniversalPHOLED, white OLED, and flexible OLED technologies, please visit the company’s website at http://www.udcoled.com.

About Universal Display Corporation
Universal Display Corporation (Nasdaq: OLED) is a leader in developing and delivering state-of-the-art, organic light emitting diode (OLED) technologies, materials and services to the display and lighting industries. Founded in 1994, the Company currently owns or has exclusive, co-exclusive or sole license rights with respect to more than 3,500 issued and pending patents worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology, that can enable the development of low power and eco-friendly displays and lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal

Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Based in Ewing, New Jersey, with international offices in Ireland, South Korea, Hong Kong, Japan and Taiwan, Universal Display works and partners with a network of world-class organizations, including Princeton University, the University of Southern California, the University of Michigan, and PPG Industries, Inc. The Company has also established relationships with companies such as AU Optronics Corporation, BOE Technology, DuPont Displays, Inc., Innolux Corporation, Kaneka Corporation, Konica Minolta Technology Center, Inc., LG Chem Ltd., LG Display Co., Ltd., Lumiotec, Inc., OLEDWorks LLC, Philips Technologie GmbH, Pioneer Corporation, Samsung Display Co., Ltd., Sumitomo Chemical Company, Ltd. and Tohoku Pioneer Corporation. To learn more about Universal Display, please visit http://www.udcoled.com.

Universal Display Corporation and the Universal Display logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks.

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All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, the Company’s expected results as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s annual report on Form 10-K for the year ended December 31, 2014. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.